Exhibit 99.1

KushCo Holdings Announces Dismissal of Federal Shareholder Class Action Suit With Prejudice

Court Deemed Claims Against KushCo “Fail to Allege a Strong Inference of Scienter” and Dismissed the Case with Prejudice

CYPRESS, Calif., — February 18, 2021 — KushCo Holdings, Inc. (OTCQX: KSHB) (''KushCo'' or the ''Company''), a premier provider of ancillary products and services to the legal cannabis and CBD industries, has announced that a putative shareholder class action filed on April 30, 2019, in the United States District Court, Central District of California (“the Court”), Case No. 8:19-cv-00798-JLS-KES, against the Company and certain of its current and former officers, has been dismissed in its entirety with prejudice, bringing the case to an end.

On April 9, 2019, the Company publicly announced that it would be restating its consolidated financial statements for the fiscal years ending August 31, 2018 and 2017, and for the three months ended November 30, 2018 and 2017, due to inadvertent errors in the accounting for certain shared-settled contingent consideration related to Company’s acquisitions in fiscal years 2017 and 2018, which mistakenly categorized the acquisitions as “equity” instead of “liability.”

The class action plaintiffs had alleged that the Company knowingly committed these errors, intentionally misstated its financial statements, and had therefore violated federal securities laws. The Court disagreed that the plaintiffs’ complaint pled facts to support their allegations and held that the plaintiffs’ allegations instead “fail to allege a strong inference of scienter,” or knowledge of wrongdoing. The Court therefore dismissed the complaint with prejudice and entered judgment in favor of the Company. Although the plaintiffs had noticed an appeal to the Ninth Circuit Court of Appeals, on February 17, 2021, the plaintiffs agreed to dismiss their appeal with prejudice, effectively ending the case.

“We are pleased that the Court agreed so completely that this class action lawsuit was without merit, and granted our motion to dismiss,” said Nick Kovacevich, KushCo’s Co-founder, Chairman, and Chief Executive Officer. “We consistently and truthfully denied wrongdoing in this matter and, for our shareholders’ benefit, are glad to bring this litigation to an end without any payment by the Company. KushCo’s entire management team and Board of Directors take their disclosure obligations very seriously, and we continue to reaffirm our commitment to be as transparent as possible with the investor community.”

About KushCo Holdings, Inc.

KushCo Holdings, Inc. (OTCQX: KSHB) (www.kushco.com) is a premier provider of ancillary products and services to the legal cannabis and CBD industries. KushCo Holdings' subsidiaries and brands provide product quality, exceptional customer service, compliance knowledge and a local presence in

Exhibit 99.1
serving its diverse customer base, which consists of leading multi-state-operators (MSOs), licensed producers (LPs), and brands.

Founded in 2010, KushCo Holdings has now sold more than 1 billion units to growers, brand owners, processors and producers across North America, South America, and Europe, specializing in child-resistant compatible and fully customizable packaging, exclusive vape hardware and technology, and complementary solvents and natural products.
As a pioneer in the industry, KushCo continues to work to create a positive impact on the environment, society, and community through CSR and ESG initiatives, such as: offering sustainable and compostable packaging; donating PPE supplies to healthcare workers on the frontline fighting the COVID-19 pandemic; partnering with organizations such as Mission Green to offer social equity programs for industry inclusion; being one of the first in the industry to award paid time-off for all employees on November 3, 2020 ("Election Day"); and working to incorporate industry-leading corporate governance practices and a more diverse board makeup.
For more information on KushCo's commitment to CSR and ESG initiatives, please visit the Company's #KushCares page at www.kushco.com/kushcares.

KushCo has been featured in media nationwide, including CNBC, Fox News, Yahoo Finance, Cheddar, Los Angeles Times, TheStreet.com, and Entrepreneur, Inc Magazine. For more information, visit www.kushco.com or call (888) 920-5874.

KushCo Holdings Contact

Investor Contact:
Najim Mostamand, CFA
Director of Investor Relations
714-539-7653
ir@kushco.com